Exhibit 99.1

SMG Industries Announces the Closing of the Trinity Services Acquisition

HOUSTON, TX. June 27, 2019 (Accesswire) - SMG Industries, Inc. (the "Company") (OTCQB:SMGI), a growth-oriented oilfield services company operating in the Southwest United States announced today the closing of the acquisition of Trinity Services LLC (“Trinity”) previously announced on June 6, 2019.

Trinity’s oilfield services currently include drilling market segment related location construction, road and pad development, and production market focused workover and swab well site services.

The Company has entered into a five year lease to continue Trinity’s operations at its Waskom, Texas facility in East Texas and retained Trinity’s management team.

Matt Flemming, CEO of SMG Industries, Inc. stated, “SMG is very pleased to close this accretive acquisition diversifying its service offering and adding reference customers in the Haynesville shale of East Texas and Western Louisiana. SMG will continue with its strategy of buy-and-build seeking rapid growth through the acquisition and growth of complimentary oilfield service companies.”

About SMG Industries, Inc.: SMG Industries is a rapidly growing oilfield services company that operates throughout the Southwest United States. Through its wholly-owned operating subsidiaries, the Company offers an expanding suite of products and services across the market segments of drilling, completions and production. MG Cleaners LLC, serves the Drilling market segment with proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue®) as well as equipment and services crews that perform on-site repairs, maintenance and drilling rig wash services. SMG’s rental division includes an inventory of over 800 bottom hole assembly (BHA) oil tools such as stabilizers, drill collars, crossovers and bit subs rented to oil companies and their directional drillers. In the Completions market segment, SMG’s frac water management division, know as Momentum Water Transfer, focuses in frac water management providing high volume above ground equipment and temporary infrastructure to route water used on location for fracing. In the Production market segment, SMG’s well site and workover services are provided by Trinity Services LLC. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Odessa, Alice and Waskom, Texas. Read more at www.SMGindustries.com and www.MGCleanersllc.com and www.MomentumWTS.com.

Source: Matthew Flemming, SMG Industries, Inc. +1-713-821-3153